Exhibit 99.1

Willdan Group Reports

2020 Second Quarter Financial Results

ANAHEIM, Calif. –August 6, 2020 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended July 3, 2020.

Second Quarter 2020 Summary

●	Consolidated contract revenue of $83.5 million, a decrease of 20.0%
●	Net revenue of $43.2 million, a decrease of 7.7%
●	Net loss of $5.0 million, or $(0.43) per diluted share
●	Adjusted net income of $2.0 million, or $0.17 per diluted share
●	Adjusted EBITDA of $7.2 million, or 16.7% of net revenue
●	Cash provided by operating activities of $12.8 million

Six Months Year to Date 2020 Summary

●	Consolidated contract revenue of $189.6 million, a decrease of 3.4%
●	Net revenue of $92.8 million, an increase of 5.9%
●	Net loss of $13.1 million, or $(1.13) per diluted share
●	Adjusted net income of $0.5 million, or $0.04 per diluted share
●	Adjusted EBITDA of $8.5 million, or 9.2% of net revenue
●	Cash provided by operating activities of $29.2 million

For the second quarter of 2020, Willdan reported consolidated contract revenue of $83.5 million and net loss of $5.0 million, or $(0.43) per diluted share. This compares with consolidated contract revenue of $104.4 million and net income of $1.6 million, or $0.14 per diluted share, for the second quarter of 2019. For the second quarter of 2020, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $43.2 million, a decrease 7.7% compared to the same period in fiscal year 2019.

“In the second quarter, revenue and net income were down due to the pandemic, but adjusted EBITDA was down only marginally compared with last year, indicating that we did a good job of controlling our costs. We also continued our focus on cash flow, and this was very successful. We have now generated $29.2 million in cash flow from operations in the first half of this year, a company record. Our business environment continued to improve each month in the quarter, and the improvement has continued thus far in the third quarter. We currently estimate that pandemic related slowdowns and work suspensions are reducing our revenue by approximately 20% from pre-pandemic levels, an improvement from the estimated 40% reduction that we saw in April.

The most significant pandemic related impacts to our business are now occurring in California to our direct install business. Our business in New York has been improving over the last month and all New York utility programs have restarted. Our other programs, which generate approximately 60% of our gross contract revenue, have either been determined to be “essential” by government agencies or have continued to progress without significant impacts. In response to the Covid-19 pandemic, the Company has taken, and will continue to take, temporary precautionary measures intended to help minimize the risk of Covid-19 to its employees, including requiring the majority of its employees to work remotely, suspending non-essential travel and restricting in-person work-related meetings. The Company expects to continue to implement these measures until it has determined that the Covid-19 pandemic is adequately contained for purposes of its business, and may take further actions as government authorities require or recommend or as it determines to be in the best interests of its employees, customers, and business partners including subcontractors and material suppliers.” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.

Second Quarter 2020 Financial Highlights

Consolidated contract revenue for the second quarter of 2020 was $83.5 million, a decrease of 20.0% from $104.4 million for the second quarter of 2019. Consolidated contract revenue for the Energy segment was $66.7 million for the second quarter of 2020, a decrease of 21.8% from the second quarter of 2019 primarily due to decreased contract revenues from our direct install programs for small businesses as a result of the effects of Covid-19, partially offset by an increase in revenue generated from government projects and incremental contract revenue from the acquisitions of Onsite Energy Corporation (“Onsite Energy”), and Energy and Environmental Economics, Inc. (“E3, Inc.”). Consolidated contract revenue for the Engineering and Consulting segment was $16.8 million, a decrease of 11.9% from the second quarter of 2019, primarily due to a reduction in scope of work from one of our customers.

Net Revenue for the second quarter of 2020 was $43.2 million, a decrease of 7.7% from $46.8 million for the second quarter of 2019. The decrease was primarily due to Covid-19 work suspensions in our direct install programs for small businesses in our Energy segment partially offset by an increase in revenue generated from government projects combined with incremental revenue from our acquisitions of Onsite Energy and E3, Inc. Net Revenue in the Energy segment was $29.1 million for the second quarter of 2020, a decrease of 10.2% over the same period last year. Net Revenue in the Engineering and Consulting segment was $14.1 million for the second quarter of 2020, a decrease of 1.8% over the same period last year.

Direct costs of contract revenue were $54.0 million for the second quarter of 2020, a decrease of 26.3%, from $73.2 million for the second quarter of 2019. The decrease was primarily due to decreased contract revenues from our direct install programs for small businesses in our Energy segment, partially offset by an increase in contract revenue generated from government projects in our Energy segment, combined with additional direct costs of contract revenue related to our acquisitions of Onsite Energy and E3., Inc.

Total general and administrative expenses for the second quarter of 2020 was $33.4 million, an increase of 17.7% from $28.4 million for the second quarter of 2019, driven primarily by intangible amortization due to our acquisitions of Onsite Energy and E3, Inc., and increased stock-based compensation expense.

Interest expense was flat for the second quarter of 2020, compared to the second quarter of 2019.

Income tax benefit was flat for the three months ended July 3, 2020 compared to second quarter of 2019. Changes within the tax benefit amount were primarily attributable to fluctuations within various tax deductions and tax credits.

Net loss for the second quarter of 2020 was $5.0 million, or $(0.43) per diluted share, as compared to net income of $1.6 million, or $0.14 per diluted share, for the second quarter of 2019. The decrease in operating performance was a result of the above factors. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the second quarter of 2020 was $2.0 million, or $0.17 per diluted share, as compared to Adjusted Net Income of $5.1 million, or $0.43 per diluted share, for the second quarter of 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $7.2 million for the second quarter of 2020, a decrease of 5.0% from $7.6 million for the second quarter of 2019.

Six Months Year to Date 2020 Financial Highlights

Consolidated contract revenue for six months ended July 3, 2020 was $189.6 million, a decrease of 3.4% from $196.2 million for six months ended June 28, 2019. Consolidated contract revenue for the Energy segment was $154.5 million for six months ended July 3, 2020, a decrease of 3.4%, primarily due to decreased contract revenues from our direct install programs for small businesses partially offset by an increase in contract revenue generated from government projects and incremental contract revenue from the acquisitions of Onsite Energy and E3, Inc. Consolidated contract revenue for the Engineering and Consulting segment was $35.1 million, a decrease of 3.2% from the six months ended June 28, 2019, primarily due to a reduction in scope of work from one of our customers.

Net Revenue for six months ended July 3, 2020 was $92.8 million, an increase of 5.9% from $87.6 million for six months ended June 28, 2019. The increase was primarily due to an increase in contract revenue generated from government projects and incremental contract revenue from our acquisitions of Onsite Energy and E3, Inc., partially offset by Covid-19 work suspensions in our direct install programs for small businesses in our Energy segment. Net Revenue in the Energy segment was $63.6 million for six months ended July 3, 2020, an increase of 7.2% over the same period last year. Net Revenue in the Engineering and Consulting segment was $29.2 million for six months ended July 3, 2020, an increase of 3.2% over the same period last year.

Direct costs of contract revenue were $129.3 million for six months ended July 3, 2020, a decrease of 7.0%, from $139.1 million for six months ended June 28, 2019. The decrease was primarily as a result of decreased contract revenues from our direct install programs for small businesses in our Energy segment, partially offset by an increase in contract revenue generated from government projects in our Energy segment, combined with additional direct costs of contract revenue related to our acquisitions of Onsite Energy and E3, Inc.

Total general and administrative expenses for six months ended July 3, 2020 was $72.3 million, an increase of 32.6% from $54.5 million for six months ended June 28, 2019, driven primarily by personnel and facilities expenses related to our acquisitions of Onsite Energy and E3., Inc. combined with increases in corporate general and administrative expenses, partially offset by a decrease in expenses in the Engineering and Consulting segment and cost-savings measures in response to Covid-19.

Interest expense was $2.8 million for six months ended July 3, 2020, compared with $2.3 million for six months ended June 28, 2019. The increase in interest expense was the result of borrowings under our credit facilities related to our acquisitions of Onsite Energy and E3, Inc.

We recorded an income tax benefit of $1.7 million for six months ended July 3, 2020, compared to income tax benefit of $1.0 million for the prior year period. The increase in the income tax benefit is primarily attributable to our loss before income tax, partially offset by a decrease in various tax deductions and tax credits.

Net loss for six months ended July 3, 2020 was $13.1 million, or $(1.13) per diluted share, as compared to net income of $1.2 million, or $0.10 per diluted share, for six months ended June 28, 2019. The decrease was primarily driven by decreases in contract revenue as a result of Covid-19 combined with increases in stock-based compensation and intangible asset amortization from acquisitions. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for six months ended July 3, 2020 was $0.5 million, or $0.04 per diluted share, as compared to Adjusted Net Income of $7.5 million, or $0.64 per diluted share, for six months ended June 28, 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $8.5 million for six months ended July 3, 2020, compared to $12.2 million for the six months ended June 28, 2019.

Liquidity and Capital Resources

As of July 3, 2020, we had $17.2 million of cash and cash equivalents. Cash flows provided by operating activities were $29.2 million for the six months ended July 3, 2020, as compared to cash flows provided by operating activities of $12.5 million for the six months ended June 28, 2019. Willdan reported $43.0 million in accounts receivable, net at July 3, 2020, as compared to $46.8 million at June 28, 2019. Changes in cash flows provided by operating activities for the six months ended July 3, 2020 resulted primarily as result of our acquisitions of Onsite Energy and E3, Inc., improvement in cash collections and significant reductions in working capital requirements as a result of the reduction of revenues from the suspension of our direct install energy programs for small businesses.

On May 6, 2020, we amended our credit agreement to provide increased flexibility under our debt covenants. Among other things, the amendment also temporarily changes the interest rate for borrowings under our credit facilities and prohibits share repurchases, certain acquisitions and borrowings under the delayed draw facility, in each case subject to certain exceptions. As of July 3, 2020, we had $118.5 million outstanding on our Credit Facilities. We had no borrowings under our Revolving Credit Facility with $50 million available. Combined with availability under our revolving credit facility, we believe the enhanced liquidity provides a cushion against liquidity disruptions. For 2020, interest expense is estimated to be approximately $6.0 million.

Second Quarter 2020 Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, August 6, 2020, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-278-7952 and providing conference ID 8308032. The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events & Presentations and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 8308032. The replay will be available through August 20, 2020.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure.

Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions.  All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to,  Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its acquisitions of Lime Energy,  The Weidt Group, Onsite Energy, and E3, Inc.,  and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including if there is a resurgence of the Covid-19 virus after the initial outbreak subsides. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in Part II, Item 1A. “Risk Factors” in Willdan’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, “The Covid-19 pandemic and health and safety measures intended to reduce its spread have adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.” for more information. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2019 and Quarterly Report on Form 10-Q filed for the quarter ended April 3, 2020, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	July 3,	December 27,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$17,160	$5,452
Accounts receivable, net of allowance for doubtful accounts of $2,079 and $1,147 at July 3, 2020 and December 27, 2019, respectively	43,001	57,504
Contract assets	62,062	101,418
Other receivables	4,354	4,845
Prepaid expenses and other current assets	4,884	6,254
Total current assets	131,461	175,473
Equipment and leasehold improvements, net	12,791	12,051
Goodwill	130,236	127,647
Right-of-use assets	22,679	22,297
Other intangible assets, net	70,121	76,837
Other assets	13,452	16,296
Deferred income taxes, net	12,628	9,312
Total assets	$393,368	$439,913
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,070	$34,000
Accrued liabilities	35,948	67,615
Contingent consideration payable	6,366	5,155
Contract liabilities	7,157	5,563
Notes payable	13,866	13,720
Finance lease obligations	332	375
Lease liability	5,994	5,550
Total current liabilities	104,733	131,978
Contingent consideration payable	3,877	4,891
Notes payable	104,592	116,631
Finance lease obligations, less current portion	256	191
Lease liability, less current portion	17,935	18,411
Other noncurrent liabilities	579	533
Total liabilities	231,972	272,635

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,012 and 11,497 shares issued and outstanding at July 3, 2020 and December 27, 2019, respectively	120	115
Additional paid-in capital	140,165	132,547
Accumulated other comprehensive loss	(762)	(396)
Retained earnings	21,873	35,012
Total stockholders’ equity	161,396	167,278
Total liabilities and stockholders’ equity	$393,368	$439,913

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2020	2019	2020	2019

Contract revenue	$83,549	$104,396	$189,575	$196,189

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	13,650	15,624	32,565	30,534
Subcontractor services and other direct costs	40,355	57,623	96,775	108,571
Total direct costs of contract revenue	54,005	73,247	129,340	139,105

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	15,331	15,437	35,743	30,406
Facilities and facility related	2,642	2,047	5,336	3,819
Stock-based compensation	4,230	2,224	8,825	4,041
Depreciation and amortization	5,466	2,866	9,985	5,520
Other	5,716	5,802	12,456	10,759
Total general and administrative expenses	33,385	28,376	72,345	54,545
Income (Loss) from operations	(3,841)	2,773	(12,110)	2,539

Other income (expense):
Interest expense, net	(1,257)	(1,221)	(2,770)	(2,342)
Other, net	23	18	46	29
Total other expense, net	(1,234)	(1,203)	(2,724)	(2,313)
Income (Loss) before income taxes	(5,075)	1,570	(14,834)	226

Income tax benefit	(90)	(70)	(1,695)	(997)
Net income (loss)	(4,985)	1,640	(13,139)	1,223

Other comprehensive income (loss):
Net unrealized gain (loss) on derivative contracts	83	(219)	(366)	(438)
Comprehensive income (loss)	$(4,902)	$1,421	$(13,505)	$785

Earnings (Loss) per share:
Basic	$(0.43)	$0.15	$(1.13)	$0.11
Diluted	$(0.43)	$0.14	$(1.13)	$0.10

Weighted-average shares outstanding:
Basic	11,682	11,100	11,593	11,037
Diluted	11,682	11,679	11,593	11,670

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	July 3,	June 28,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(13,139)	$1,223
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,985	5,712
Deferred income taxes, net	(3,726)	(167)
(Gain) loss on sale/disposal of equipment	(16)	(8)
Provision for doubtful accounts	968	202
Stock-based compensation	8,825	4,041
Accretion and fair value adjustments of contingent consideration	1,630	(627)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	13,535	15,998
Contract assets	35,862	(8,148)
Other receivables	897	(1,719)
Prepaid expenses and other current assets	1,140	877
Other assets	2,496	(615)
Accounts payable	1,070	(6,615)
Accrued liabilities	(31,987)	2,036
Contract liabilities	1,594	65
Right-of-use assets	97	240
Net cash provided by operating activities	29,231	12,495
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,946)	(3,619)
Proceeds from sale of equipment	17	44
Cash paid for acquisitions, net of cash acquired	—	(21,800)
Net cash used in investing activities	(2,929)	(25,375)
Cash flows from financing activities:
Payments on contingent consideration	(1,433)	(1,381)
Payments on notes payable	(163)	(929)
Payments on debt issuance costs	—	(577)
Borrowings under term loan facility and line of credit	24,000	100,000
Repayments under term loan facility and line of credit	(35,500)	(70,000)
Principal payments on finance leases	(296)	(300)
Proceeds from stock option exercise	591	523
Proceeds from sales of common stock under employee stock purchase plan	1,073	749
Shares used to pay taxes on stock grants	(2,867)	(2,862)
Restricted Stock Award and Units	1	—
Net cash (used in) provided by financing activities	(14,594)	25,223
Net increase (decrease) in cash and cash equivalents	11,708	12,343
Cash and cash equivalents at beginning of period	5,452	15,259
Cash and cash equivalents at end of period	$17,160	$27,602
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,797	$2,156
Income taxes	262	2,040
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under finance leases	318	413

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2020	2019	2020	2019
Consolidated
Contract revenue	$83,549	$104,396	$189,575	$196,189
Subcontractor services and other direct costs	40,355	57,623	96,775	108,571
Net Revenue	$43,194	$46,773	$92,800	$87,618

Energy segment
Contract revenue	$66,708	$85,283	$154,506	$159,975
Subcontractor services and other direct costs	37,611	52,873	90,903	100,653
Net Revenue	$29,097	$32,410	$63,604	$59,322

Engineering and Consulting segment
Contract revenue	$16,841	$19,113	$35,069	$36,214
Subcontractor services and other direct costs	2,744	4,750	5,872	7,918
Net Revenue	$14,099	$14,363	$29,197	$28,296

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2020	2019	2020	2019
Net income (loss)	$(4,985)	$1,640	$(13,139)	$1,223
Interest expense	1,257	1,221	2,770	2,342
Income tax benefit	(90)	(70)	(1,695)	(997)
Stock-based compensation	4,230	2,224	8,825	4,041
Interest accretion (1)	1,296	(737)	1,630	(627)
Depreciation and amortization	5,466	2,973	9,985	5,712
Transaction costs (2)	30	342	148	560
(Gain) Loss on sale of equipment	—	(8)	(16)	(8)
Adjusted EBITDA	$7,204	$7,585	$8,508	$12,246

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2020	2019	2020	2019
Net income (loss)	$(4,985)	$1,640	$(13,139)	$1,223
Adjustment for stock-based compensation	4,230	2,224	8,825	4,041
Tax effect of stock-based compensation	(719)	(614)	(1,500)	(1,117)
Adjustment for intangible amortization	4,206	2,140	7,463	4,076
Tax effect of intangible amortization	(715)	(591)	(1,269)	(1,126)
Adjustment for transaction costs	30	342	148	560
Tax effect of transaction costs	(5)	(94)	(25)	(155)
Adjusted Net Income (Loss)	$2,042	$5,047	$503	$7,502

Diluted weighted-average shares outstanding	11,682	11,679	11,593	11,670

Diluted earnings per share	$(0.43)	$0.14	$(1.13)	$0.10
Impact of adjustment:
Stock-based compensation per share	0.36	0.19	0.76	0.35
Tax effect of stock-based compensation per share	(0.06)	(0.05)	(0.13)	(0.10)
Intangible amortization per share	0.36	0.18	0.64	0.35
Tax effect of intangible amortization per share	(0.06)	(0.05)	(0.11)	(0.10)
Transaction costs per share	0.00	0.03	0.01	0.05
Tax effect of transaction costs per share	—	(0.01)	—	(0.01)
Adjusted Diluted EPS	$0.17	$0.43	$0.04	$0.64

Contact:

Willdan Group, Inc.

Stacy McLaughlin, Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Al Kaschalk, VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com